EXHIBIT 10.8

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BANK OF AMERICA                                       AMENDMENT TO DOCUMENTS
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                        AMENDMENT NO. 1 TO BUSINESS LOAN
                                   AGREEMENT

This Amendment No. 1 (the "Amendment") dated as of July 24, 1998 is between Bank of America NT & SA (the "Bank") and Gardenburger, Inc. (the "Borrower").

                                    RECITALS
                                    --------

A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of April 28, 1998, (the "Agreement").

B.       The Bank and the Borrower desire to amend the Agreement.

                                   AGREEMENT
                                   ---------

1. DEFINITIONS. Capitalized terms used but not defined in this Agreement shall have the meaning given to them in the Agreement.

2.   AMENDMENTS. The Agreement is hereby amended as follows:

     2.1 Article 1 of the Agreement is amended in its entirety to read as follows:

     1.   DEFINITIONS

          In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

          1.1 "Borrowing Base" means the lesser of:

          (a)  Fourteen Million Five Hundred Thousand Dollars ($14,500,000); or

          (b)  the sum of:

               (i)  80% of the balance due on Acceptable Receivables; and

               (ii) The lessor of Three Million Dollars ($3,000,000) or 50% of the value of Acceptable Inventory consisting of finished goods.

          In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate.

          1.2 "Acceptable Receivable" means an account receivable which satisfies the following requirements:

          (a) The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business.

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          (b)  There are no conditions which must be satisfied before the
               Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

          (c) The debtor upon the account does not claim any defense to payment and has not asserted any counterclaims against the Borrower.

          (d) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.

          (e) The Borrower has sent an invoice to the debtor in the amount of the account.

          (f) The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

          (g)  The debtor upon the account is not any of the following:

               (i) an employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower;

               (ii) the U.S. government or any agency or department of the U.S.
                    government unless the Bank agrees in writing to accept the obligation and the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 with respect to the obligation.

               (iii) any state, county, city, town or municipality.

               (iv) any person or entity located in a foreign country, other than Canada, unless the account is supported by a letter of credit issued by a bank acceptable to the Bank.

               (v) any person or entity to whom the Borrower is obligated for goods purchased by the Borrower or for services performed for the Borrower.

          (h) The account is not in default. An account will be considered in default if any of the following occur:

               (i) The account is not paid within the 90 day period starting on its invoice date;

               (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

               (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors;

          (i) The account, when added to all other accounts that are obligations of the same debtor, does not cause the debtor's total obligations to the Borrower to exceed 10% of the balance due on all of the Borrower's accounts.

               It is provided, however, that if the debtor obligated upon an account is one of the debtors listed below, the above limitation will be increased to the percentage set forth below:

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                         Debtor                             Limitation
                         ------                             ----------
                         Sysco                              20%
                         DOT Foods                          20%
                         Norpac Sales                       20%

          (j) The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.

          (k) The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

          (l) The account does not arise from the sale of minerals (including oil and gas) at the wellhead or minehead.

          (m) The account is not evidenced by a promissory note or chattel paper.

          (n)  The account is otherwise acceptable to the Bank.

          1.3 "Acceptable Inventory" means inventory which satisfies the following requirements:

          (a) The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

          (b) The inventory is permanently located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank. Inventory which is in transit is not acceptable unless it is covered by a commercial letter of credit issued by the Bank and the seller of the inventory is required to present shipping or title documents to the Bank as a condition to obtaining payment.

          (c) The inventory is held for sale in the ordinary course of the Borrower's business and is of good and merchantable quality. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable. Display items and packing and shipping materials are not acceptable.

          (d)  The inventory is not placed on consignment.

          (e)  The inventory is otherwise acceptable to the Bank.

     2.2 A new Article 1.A is hereby added to the Agreement to read in its entirety as follows:

          1.A  FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

          1.1A LINE OF CREDIT AMOUNT.

          (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is equal to the amount of the Borrowing Base.

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          (b)  This is a revolving line of credit with a within line facility for a standby letter of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

          (c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any standby letter of credit to exceed the Facility No. 1 Commitment, including amounts drawn on standby letter of credit and not yet reimbursed, to exceed the Commitment. If such outstandings exceed the Facility No. 1 Commitment, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and manner as the Bank, in its discretion, may determine.

          1.2A AVAILABILITY PERIOD.

          The line of credit is available between the date of this Agreement and July 1, 1999 (the "Expiration Date") unless the Borrower is in default.

          1.3A INTEREST RATE.

          (a) Unless the Borrower elects an Optional interest rate as described below, the interest rate is the Reference Rate.

          (b) The Reference Rate is the rate of interest publicly announced from time to time by Bank as its Reference Rate. The Reference Rate is set based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

          1.4A CONDITIONS TO EACH EXTENSION OF CREDIT. Before each extension of credit under the line of credit, including the first, the Borrower will deliver the following to the Bank if requested by the Bank:

          (a) a borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based.

          (b) copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

          (c) copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

          1.5A REPAYMENT TERMS.

          (a) The Borrower will pay interest on August 1, 1998, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

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          (b)  The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility No. 1 Expiration Date.

          1.6A OPTIONAL INTEREST RATES. Instead of the interest rate based on the Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the first day of every month and on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

          1.7A LIBOR RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the LIBOR Rate plus 1.0 percentage point.

          Designation of a LIBOR Rate portion is subject to the following requirements:

          (a) The interest period during which the LIBOR Rate will be in effect will be 7 - 180 days. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market.

          (b) Each LIBOR Rate portion will be an amount not less than Five Hundred Thousand Dollars ($500,000).

          (c) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m. San Francisco time three (3) banking days before the commencement of the interest period.

          (d) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)



               LIBOR Rate=         London Rule
                            ----------------------------
                            (1.00) - Reserve Percentage)

               Where

               (i) "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) banking days before the commencement of the interest period.

               (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by the member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not limited to, marginal, emergency, supplemental, special, and other reserve percentages.

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          (e)  The Borrower may not elect a LIBOR Rate with respect to any portion of the appreciable balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

          (f) Any portion of the principal balance of the line of credit already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

          (g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

               (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

          (h) The Bank will have no obligation to accept an election for LIBOR Rate portion if any of the following described events has occurred and is continuing:

               (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

               (ii) the LIBOR Rate does not accurately reflect the cost of a
                    LIBOR Rate portion.

          1.8A OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus 1.0 percentage point.

          Designation of an Offshore Rate portion is subject to the following requirements:

          (a) The interest period during which the Offshore Rate will be in effect will be 7 - 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

          (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

          (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

               Offshore Rate=      Grand Cayman Rate
                              --------------------------
                              (1.0 - Reserve Percentage)

               (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

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               (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

          (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

          (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will be converted to a different rate during its interest period.

          (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

               (i) the additional interest which would have been payable on the amount period had it not been paid until the last day of the interest period, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

          (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

               (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

               (ii) the Offshore Rate does not accurately reflect the cost of an
                    Offshore Rate portion.

          1.9A LETTERS OF CREDIT. This line of credit may be used for financing:

               (i) a standby letter of credit with a maximum maturity of March 31, 2000 provided however that the maturity date may be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

               (ii) the amount of outstanding letters of credit, including amounts drawn on the letter of credit and not yet reimbursed, may not exceed at any one time Four Hundred Thousand Dollars ($400,000).

          The Borrower agrees:

          (a) so long as credit remains available from the Bank under the line of credit, any sum drawn under the letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

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          (b)  if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

          (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

          (d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

          (e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

          (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

     2.3 A new Subparagraph 8.2(d) is added to the Agreement to read in its entirety as follows:

          (d) Statements showing an aging or the Borrower's receivables within 20 days after the end of each month.

     2.4 A new Subparagraph 8.2(e) is added to the Agreement to read in its entirety as follows:

          (e) A statement showing an aging of accounts payable within 20 days after the end of each month.

     2.5 A new Subparagraph 8.2(f) is added to the Agreement to read in its entirety as follows:

          (f) If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

     2.6 A new Subparagraph 8.2(g) is added to the Agreement to read in its entirety as follows:

          (g) An inventory listing within 20 days after the end of each month; the listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

     2.7 In Paragraph 8.3 of the Agreement, the ratio "1.5:1.0" is substituted for the ratio "2.0:1.0".

3. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed as of the date started at the beginning of this Amendment.


BANK OF AMERICA NT & SA                 Gardenburger, Inc.



/s/ Ed Kluss                            /s/ Richard C. Dietz
------------------------                -------------------------
By:      Ed Kluss                       By:      Richard C. Dietz
Title:   Vice President                 Title:   Executive Vice President & CFO


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